Exhibit 99.1 NEWS RELEASE

Contact:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES 2007
FOURTH QUARTER AND ANNUAL EARNINGS

DEFIANCE, OHIO (January 21, 2008) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced that net income for the fiscal year ended December 31, 2007 totaled $13.9 million, or $1.94 per diluted share compared to $15.6 million or $2.18 per diluted share for the year ended December 31, 2006. For the fourth quarter ended December 31, 2007, First Defiance earned $3.6 million or $0.50 per diluted share compared to $4.0 million, or $0.55 per diluted share for the fourth quarter of 2006.

“We’re encouraged by the fourth quarter results,” said William J. Small, First Defiance’s Chairman, President and Chief Executive Officer. “We saw improvement in our reported earnings compared with this year’s third quarter, where we earned $0.44 per share; our margin, while nine basis points lower than last year’s fourth quarter, was up five basis points from last quarter in a falling rate environment; our commercial loan balances and non-interest-bearing deposit accounts both had large balance increases over the third quarter; and our loan charge-offs were at their lowest level for a quarterly period since the second quarter of 2005. Further, these results were achieved in a quarter where we wrote down other real estate owned (OREO) properties by $598,000 and where we recognized $364,000 of expense to repair damages to our Ottawa and Findlay offices caused by the severe flooding in August of 2007.”

Net Charge-Offs Low, Asset Quality Ratios Stable
“Given the current operating environment, we have been very cautious in determining the appropriate levels for the allowance for loan losses and in analyzing asset values,” said Mr. Small. “Our non-accrual loans increased at year-end, to $9.2 million from $8.5 million at the end of September, the result of one large mortgage loan going 90-days delinquent. The allowance against that loan, which we recorded in 2006, will be adequate to cover any shortfall that occurs when that loan is resolved. We also recorded $598,000 of expense in the 2007 fourth quarter to write down property in OREO to reflect the general weakness in the real estate market. Our OREO balance at December 31, 2007 was $2.5 million. One property, which we are actively marketing, comprises more than half of that balance.”

Loan charge-offs recorded in the 2007 fourth quarter totaled $247,000 and First Defiance realized recoveries of $107,000 for net charge-offs of $140,000. As an annualized percentage of average loans, net charge-offs were just 0.04%. By comparison, in the fourth quarter of 2006, First Defiance charged off $1.1 million of loans and had recoveries of just $93,000, a net of $1.0 million or 0.34% of average loans. First Defiance’s allowance for loan losses at December 31,

Exhibit 99.1

2007 was $13.89 million, which is 1.08% of loans and 150.7% of non-performing loans. First Defiance’s provision for loan losses for the 2007 fourth quarter was $603,000 compared to $318,000 in the 2006 fourth quarter and $671,000 in the 2007 third quarter.

“I’ve stated it before but it’s worth repeating that we have never been involved in making or investing in sub-prime mortgage loans,” said Mr. Small. “Like all community banks, we have some exposure to falling property values, especially in our residential mortgage and home equity portfolios, but we are not aware of any specific weakness at this time that will result in higher than normal charge-offs.”

Net Interest Income Increased
Net interest income for the 2007 fourth quarter was $12.5 million, a 2.3% increase from the 2006 fourth quarter, when the Company reported net interest income of $12.2 million. The net interest margin declined between the 2006 and 2007 fourth quarters from 3.61% to 3.52% however average loan volumes increased by $39.7 million between the two periods, resulting in the overall increase in net interest income. The 2007 fourth quarter margin was a five basis point improvement from the 3.47% margin reported for the 2007 third quarter. On a tax equivalent basis, net interest income in the 2007 fourth quarter increased by 4.1% from the 2007 third quarter.

“Our average non-interest bearing deposits for the 2007 fourth quarter increased by 14.4% from last year’s fourth quarter and were up by more than 10% from the 2007 third quarter,” said Mr. Small. “Results like that are critical to our success and demonstrate that strategically we are on the right track. Also, during the just-completed quarter our loan balances increased by $24.6 million as commercial real estate loans grew from $592.9 million at September 30, 2007 to $601.9 million at December 31 and commercial loans grew from $267.9 million to $283.1 million during that same period.”

Non-Interest Income Up 7% for Fourth Quarter
Total non-interest income increased to $5.3 million in the 2007 fourth quarter, from $4.9 million for the 2006 fourth quarter. The increase was primarily in insurance commissions, the result of the acquisition in the first quarter of 2007 of an insurance agency, and in income from bank-owned life insurance, which included a $157,000 death benefit in the 2007 fourth quarter.

Non-Interest Expenses Increased by 8.5% in 2007 Fourth Quarter
Non-interest expenses increased to $12.2 million in the 2007 fourth quarter, up from $11.2 million during the last three months of 2006. Compensation and benefits were essentially flat between the two periods at $5.9 million in the 2007 fourth quarter compared to $5.8 million in the same period of 2006. Occupancy expenses increased by $466,000 in the 2007 fourth quarter compared to 2006, however the 2007 amount included $364,000 of flood repairs. Other significant expense increases in the quarter include franchise tax expense (up $213,000), and expenses of writing down or maintaining OREO properties (up $598,000). These increases were partially offset by a $131,000 decline in printing and office forms expense, a $93,000 decline in audit and examination fees, an $85,000 reduction in postage and an $84,000 decline in charitable contributions.

Exhibit 99.1

Year-end adjustments based on a detailed analysis of tax accounts resulted in a drop in the effective tax rate to 29.3% for the 2007 fourth quarter. Through three quarters, First Defiance recorded income taxes at a rate of 32.6%. The positive impact of these favorable adjustments for the quarter was approximately $123,000. Overall for 2007 the effective tax rate was 31.8%.

Annual Results
On an annual basis, earnings for 2007 were $13.9 million, a decrease of $1.7 million or 10.9% from 2006. Net interest income for 2007 totaled $48.7 million, a decline of $360,000 or 0.7% from 2006. For 2007, net interest margin, stated on a tax equivalent basis, declined to 3.55% from 3.68% for the year ended December 31, 2006. During that period the provision for loan losses increased to $2.3 million in 2007 from $1.8 million in 2006.

Non-interest income increased by $2.5 million, or 12.8%, to $22.1 million for the year ended December 31, 2007 from $19.6 million for 2006. Service fees, primarily associated with overdraft privilege fees and debit card revenue, increased by $1.5 million, insurance commissions increased by $747,000, and mortgage banking income increased by $223,000. Also, income from bank-owned life insurance increased by $396,000 due both to the fourth quarter death benefit and an increase in overall investment. Other non-interest income in 2006 also included a $400,000 gain from the sale of the credit card portfolio. There were no items of that nature in the 2007 results.

Non-interest expense totaled $48.1 million for 2007 and $43.8 million for 2006, an increase of $4.3 million, or 9.7%. Compensation and benefits increased by $1.4 million between 2006 and 2007, an increase of 6.0%, while occupancy costs were up by $997,000. Total flood-related costs in occupancy in 2007 were $497,000, which included clean-up expenses, and the cost to repair or replace computer equipment, heating and air conditioning units, drywall, window coverings and carpeting. In addition to occupancy costs, $87,000 of other costs associated with the flooding were recorded in 2007. Other significant cost increases include advertising expense, which was up $399,000, management consulting fees which increased by $113,000, fraud losses which increased by $175,000 and fees for the overdraft privilege product, which increased by $120,000 in 2007.

Assets End Year at $1.61 Billion
Total assets at December 31, 2007 totaled $1.61 billion compared with $1.53 billion at December 31, 2006. At December 31, 2007, net loans totaled $1.28 billion, deposits totaled $1.22 billion and stockholders equity was $166.0 million. At December 31, 2006, net loans, deposits and equity were $1.23 billion, $1.14 billion and $159.8 million, respectively. Goodwill and other intangible assets were $40.4 million at December 31, 2007 compared to $38.5 million at December 31, 2006.

First Defiance Gears for Acquisition
On October 2, 2007, First Defiance entered into an agreement to acquire Pavilion Bancorp and its subsidiary, the Bank of Lenawee ($279 million in assets), located in Adrian, Michigan. The Pavilion transaction, which is scheduled to close late in the 2008 first quarter subject to customary regulatory and shareholder approval, will add approximately $230 million in loans and $200-$210 million in deposits.

Exhibit 99.1

“Factoring in our expected cost savings, which we believe will approximate $3.0 to $3.5 million annually, this acquisition will be accretive to our earnings in 2008,” commented Mr. Small. “That is without any assumptions regarding revenue enhancements and excludes the one-time impact of acquisition related charges, which will be in the range of $3.5 to $3.8 million on a pre-tax basis. We’re optimistic about this opportunity. Staffs from both First Defiance and Pavilion have been working very hard to prepare for a smooth transition of the Bank of Lenawee customers to First Federal Bank and we anticipate an efficient integration.”

“The Michigan economy continues to struggle,” continued Mr. Small. “For much of that state including the markets we are acquiring, there are concerns about loan collateral values, especially with residential real estate loans. We are monitoring market conditions and working with Pavilion’s management to identify and address weaknesses in the Bank of Lenawee portfolio. Long-term we are very excited about the opportunity to expand our franchise. This acquisition adds the type of communities that have been very responsive to our ‘Customer First’ style of banking. In addition, Bank of Lenawee has a solid reputation and a base of commercial and retail customers that is similar to our existing franchise. We will continue with a local decision-making strategy that the market is accustomed to and that has served us well in our other markets.”

Looking Ahead
“We expect to continue to grow in 2008,” stated Mr. Small. “Our budget reflects period-end net loans, including the Bank of Lenawee, of $1.65 billion. Most of our growth will be in commercial and commercial real estate loans, which we are budgeting to grow by more than $120 million. We have budgeted year-end deposits to total $1.56 billion, with $170 million of those being non-interest bearing. Our margin for the year is budgeted to be in the 3.6% range in the first quarter, increasing to near 3.9% by year-end. Part of that increase reflects the improved mix of deposits we’ll have following the acquisition. While a lower Fed Funds rate will probably negatively impact that margin, we have thus far been able to offset loan rate decreases with reductions to our deposit costs.”

“Excluding the Bank of Lenawee, our non-interest income is expected to grow by 5%,” continued Mr. Small. “On the expense side, our compensation and benefits will increase by 15% over 2007 levels, excluding compensation costs associated with the Bank of Lenawee, primarily because of staffing increases in centralized operation and support areas needed to handle the higher volume of transactions. These costs were modeled as part of the acquisition’s net cost savings. Budgeted compensation costs related to Bank of Lenawee reflect offsetting staffing reductions. Overall wages will increase by approximately 4% and we budgeted a 10% increase in group medical costs.”

“We believe that 2008 will be a challenging year for most community banks,” said Mr. Small. “Asset quality issues will be everyone’s focus and with declining rates, net interest margin will continue to be a challenge. Overall, I believe the environment will offer significant opportunities to companies that stay disciplined in both loan underwriting and in loan and deposit pricing. We plan to be a company that takes advantage of these opportunities.”

Exhibit 99.1

Conference Call
First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, January 22, 2008 to discuss the earnings results and business trends. The conference call may be accessed by calling 800-860-2442.

Internet access to the call is also available (in listen-only mode) at the following URL: http://www.talkpoint.com/viewer/starthere.asp?pres=120042 .

The audio replay of the Internet Web cast will be available at www.fdef.com until February 1, 2008.

About First Defiance Financial Corp.
First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal operates 27 full service branches and 36 ATM locations in northwest Ohio and Fort Wayne, Indiana. First Insurance & Investments, with offices in Defiance and Bowling Green, specializes in life and group health insurance.

For more information, visit the company’s Web site at www.fdef.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to grow fee income, the ability to sustain credit quality ratios at current or improved levels, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

	December 31,	December 31,
(in thousands)	2007	2006

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$53,976	$47,668
Interest-bearing deposits	11,577	2,355
	65,553	50,023
Securities
Available-for sale, carried at fair value	112,370	110,682
Held-to-maturity, carried at amortized cost	1,117	1,441
	113,487	112,123

Loans	1,289,696	1,239,889
Allowance for loan losses	(13,890)	(13,579)
Loans, net	1,275,806	1,226,310
Loans held for sale	5,751	3,426
Mortgage servicing rights	5,973	5,529
Accrued interest receivable	6,755	6,984
Federal Home Loan Bank stock and other interest-bearing assets	18,586	18,586
Bank Owned Life Insurance	28,423	25,326
Office properties and equipment	40,545	34,899
Real estate and other assets held for sale	2,460	2,392
Goodwill	36,820	35,090
Core deposit and other intangibles	3,551	3,397
Other assets	5,694	3,794
Total Assets	$1,609,404	$1,527,879

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$121,563	$106,328
Interest-bearing deposits	1,096,295	1,032,117
Total deposits	1,217,858	1,138,445
Advances from Federal Home Loan Bank	139,536	162,228
Notes payable and other interest-bearing liabilities	30,055	30,424
Subordinated debentures	36,083	20,619
Advance payments by borrowers for tax and insurance	762	667
Deferred taxes	1,462	1,295
Other liabilities	17,694	14,376
Total liabilities	1,443,450	1,368,054
Stockholders’ Equity
Preferred stock	-	-
Common stock, net	117	117
Additional paid-in-capital	112,651	110,285
Stock acquired by ESOP	(202)	(628)
Accumulated other comprehensive income	(415)	(671)
Retained earnings	126,630	120,112
Treasury stock, at cost	(72,827)	(69,390)
Total stockholders’ equity	165,954	159,825
Total liabilities and stockholders’ equity	$1,609,404	$1,527,879

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006
Interest Income:
Loans	$22,984	$22,608	$90,866	$86,213
Investment securities	1,447	1,405	5,735	5,645
Interest-bearing deposits	438	20	924	165
FHLB stock dividends	328	277	1,226	1,042
Total interest income	25,197	24,310	98,751	93,065
Interest Expense:
Deposits	10,227	9,438	40,356	33,273
FHLB advances and other	1,636	2,107	6,889	8,885
Subordinated debentures	596	346	2,115	1,308
Notes Payable	210	174	729	577
Total interest expense	12,669	12,065	50,089	44,043
Net interest income	12,528	12,245	48,662	49,022
Provision for loan losses	603	318	2,306	1,756
Net interest income after provision for loan losses	11,925	11,927	46,356	47,266
Non-interest Income:
Service fees and other charges	2,790	2,645	10,788	9,303
Mortgage banking income	833	845	3,612	3,389
Gain on sale of non-mortgage loans	22	26	226	526
Gain on sale of securities	-	(2)	21	(2)
Insurance and investment sales commissions	1,034	888	5,278	4,531
Trust income	95	80	375	312
Income from Bank Owned Life Insurance	446	249	1,375	979
Other non-interest income	48	191	455	586
Total Non-interest Income	5,268	4,922	22,130	19,624
Non-interest Expense:
Compensation and benefits	5,897	5,815	25,245	23,805
Occupancy	1,776	1,310	6,100	5,103
State franchise tax	506	293	1,579	1,288
Data processing	986	929	3,824	3,689
Amortization of intangibles	165	180	646	719
Other non-interest expense	2,831	2,683	10,719	9,235
Total Non-interest Expense	12,161	11,210	48,113	43,839
Income before income taxes	5,032	5,639	20,373	23,051
Income taxes	1,474	1,666	6,469	7,451
Net Income	$3,558	$3,973	$13,904	$15,600

Earnings per share:
Basic	$0.51	$0.56	$1.96	$2.22
Diluted	$0.50	$0.55	$1.94	$2.18

Average Shares Outstanding:
Basic	7,037	7,051	7,085	7,028
Diluted	7,108	7,168	7,178	7,163

Financial Summary and Comparison
First Defiance Financial Corp.
	Three Months Ended			Twelve months ended
	December 31,			December 31,
(dollars in thousands, except per share data)	2007	2006	% change	2007	2006	% change
Summary of Operations

Tax-equivalent interest income (1)	25,383	24,484	3.7	99,477	93,661	6.2
Interest expense	12,669	12,065	5.0	50,089	44,043	13.7
Tax-equivalent net interest income (1)	12,714	12,419	2.4	49,388	49,618	(0.5)
Provision for loan losses	603	318	89.6	2,306	1,756	31.3
Tax-equivalent NII after provision for loan loss (1)	12,111	12,101	0.1	47,082	47,862	(1.6)
Securities gains	-	(2)	NM	21	(2)	NM
Non-interest income-excluding securities gains	5,268	4,924	7.0	22,109	19,626	12.7
Non-interest expense	12,161	11,210	8.5	48,113	43,839	9.7
Income taxes	1,474	1,666	(11.5)	6,469	7,451	(13.2)
Net Income	3,558	3,973	(10.4)	13,904	15,600	(10.9)
Tax equivalent adjustment (1)	186	174	6.9	726	596	21.8
At Period End
Assets	1,609,404	1,527,879	5.3
Earning assets	1,439,097	1,376,379	4.6
Loans	1,289,696	1,239,889	4.0
Allowance for loan losses	13,890	13,579	2.3
Deposits	1,217,858	1,138,445	7.0
Stockholders’ equity	165,954	159,825	3.8
Average Balances
Assets	1,589,264	1,516,709	4.8	1,544,369	1,495,761	3.2
Earning assets	1,432,061	1,364,064	5.0	1,391,140	1,347,625	3.2
Deposits and interest-bearing liabilities	1,404,065	1,340,179	4.8	1,361,920	1,324,398	2.8
Loans	1,265,307	1,225,567	3.2	1,241,817	1,209,498	2.7
Deposits	1,212,486	1,125,641	7.7	1,169,160	1,101,512	6.1
Stockholders’ equity	165,762	159,314	4.0	164,058	155,548	5.5
Stockholders’ equity / assets	10.43%	10.50%	(0.7)	10.62%	10.40%	2.2
Per Common Share Data
Net Income
Basic	$0.51	$0.56	(8.9)	$1.96	$2.22	(11.7)
Diluted	0.50	0.55	(9.1)	$1.94	2.18	(11.0)
Dividends	0.26	0.25	4.0	1.01	0.97	4.1
Market Value:
High	$26.93	$30.70	(12.3)	$30.25	$30.70	(1.5)
Low	20.58	26.87	(23.4)	20.58	25.09	(18.0)
Close	22.02	30.25	(27.2)	22.02	30.25	(27.2)
Book Value	23.51	22.38	5.0	23.51	22.38	5.0
Tangible Book Value	17.79	16.99	4.7	17.79	16.99	4.7
Shares outstanding, end of period (000)	7,059	7,142	(1.2)	7,059	7,142	(1.2)
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.52%	3.61%	(2.4)	3.55%	3.68%	(3.5)
Return on average assets	0.89%	1.04%	(14.6)	0.90%	1.04%	(13.4)
Return on average equity	8.52%	9.89%	(13.9)	8.48%	10.03%	(15.5)
Efficiency ratio (2)	67.63%	64.64%	4.6	67.29%	63.31%	6.3
Effective tax rate	29.29%	29.54%	(0.8)	31.75%	32.32%	(1.8)
Dividend payout ratio (basic)	50.98%	44.64%	14.2	51.53%	43.69%	17.9

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Income from Mortgage Banking

Revenue from sales and servicing of mortgage loans consisted of the following:
	Three months ended		Twelve months ended
	December 31,		December 31,
(dollars in thousands)	2007	2006	2007	2006

Gain from sale of mortgage loans	$598	$688	$2,590	$2,423
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	440	405	1,706	1,576
Amortization of mortgage servicing rights	(167)	(154)	(648)	(612)
Mortgage servicing rights valuation adjustments	(38)	(16)	(36)	2
	235	235	1,022	966
Total revenue from sale and servicing of mortgage loans	$833	$923	$3,612	$3,389

Yield Analysis
First Defiance Financial Corp.
	Three Months Ended December 31,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,265,307	$22,997	7.21%	$1,225,567	$22,618	7.32%
Securities	112,910	1,620	5.68%	118,227	1,569	5.27%
Interest Bearing Deposits	35,259	438	4.93%	1,956	20	4.06%
FHLB stock	18,585	328	7.00%	18,314	277	6.00%
Total interest-earning assets	1,432,061	25,383	7.03%	1,364,064	24,484	7.12%
Non-interest-earning assets	157,203			152,645
Total assets	$1,589,264			$1,516,709
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,098,408	$10,227	3.69%	$1,025,941	$9,438	3.65%
FHLB advances and other	128,677	1,636	5.04%	170,318	2,107	4.91%
Other Borrowings	26,605	210	3.13%	23,601	174	2.92%
Subordinated debentures	36,297	596	6.51%	20,619	346	6.66%
Total interest-bearing liabilities	1,289,987	12,669	3.90%	1,240,479	12,065	3.86%
Non-interest bearing deposits	114,078	-	-	99,700	-	-
Total including non-interest-bearing demand deposits	1,404,065	12,669	3.58%	1,340,179	12,065	3.57%
Other non-interest-bearing liabilities	19,437			17,216
Total liabilities	1,423,502			1,357,395
Stockholders' equity	165,762			159,314
Total liabilities and stockholders' equity	$1,589,264			$1,516,709
Net interest income; interest rate spread		$12,714	3.13%		$12,419	3.26%
Net interest margin (3)			3.52%			3.61%
Average interest-earning assets to average interest bearing liabilities			111%			110%

	Twelve Months Ended December 31,
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest(1)	Rate(2)	Balance	Interest(1)	Rate(2)
Interest-earning assets:
Loans receivable	$1,241,817	$90,913	7.32%	$1,209,498	$86,237	7.13%
Securities	112,577	6,414	5.68%	116,718	6,217	5.30%
Interest Bearing Deposits	18,161	924	5.09%	3,483	165	4.74%
FHLB stock	18,585	1,226	6.60%	17,926	1,042	5.81%
Total interest-earning assets	1,391,140	99,477	7.15%	1,347,625	93,661	6.95%
Non-interest-earning assets	153,229			148,136
Total assets	$1,544,369			$1,495,761
Deposits and Interest-bearing liabilities:
Interest bearing deposits	$1,064,960	$40,356	3.79%	$1,006,468	$33,273	3.31%
FHLB advances and other	136,484	6,889	5.05%	181,869	8,885	4.89%
Other Borrowings	23,841	729	3.06%	20,398	577	2.83%
Subordinated debentures	32,435	2,115	6.52%	20,619	1,308	6.34%
Total interest-bearing liabilities	1,257,720	50,089	3.98%	1,229,354	44,043	3.59%
Non-interest bearing deposits	104,200	-	-	95,044	-	-
Total including non-interest-bearing demand deposits	1,361,920	50,089	3.68%	1,324,398	44,043	3.33%
Other non-interest-bearing liabilities	18,391			15,815
Total liabilities	1,380,311			1,340,213
Stockholders' equity	164,058			155,548
Total liabilities and stockholders' equity	$1,544,369			$1,495,761
Net interest income; interest rate spread		$49,388	3.17%		$49,618	3.36%
Net interest margin (3)			3.55%			3.68%
Average interest-earning assets to average interest bearing liabilities			111%			110%

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006
Summary of Operations
Tax-equivalent interest income (1)	$25,383	$25,177	$24,709	$24,207	$24,484
Interest expense	12,669	12,962	12,410	12,049	12,065
Tax-equivalent net interest income (1)	12,714	12,215	12,299	12,158	12,419
Provision for loan losses	603	671	575	457	318
Tax-equivalent NII after provision for loan losses (1)	12,111	11,544	11,724	11,701	12,101
Investment securities gains	-	21	-	-	(2)
Non-interest income (excluding securities gains/losses)	5,268	5,563	5,670	5,607	4,924
Non-interest expense	12,161	12,296	11,882	11,771	11,210
Income taxes	1,474	1,515	1,724	1,757	1,666
Net income	3,558	3,129	3,611	3,606	3,973
Tax equivalent adjustment (1)	186	188	177	174	174
At Period End
Total assets	$1,609,404	$1,579,946	$1,540,675	$1,518,414	$1,527,879
Earning assets	1,439,097	1,432,735	1,385,803	1,372,475	1,376,379
Loans	1,289,696	1,264,872	1,245,027	1,237,072	1,239,889
Allowance for loan losses	13,890	13,427	13,417	13,752	13,579
Deposits	1,217,858	1,208,164	1,167,198	1,146,319	1,138,445
Stockholders’ equity	165,954	164,706	164,657	164,540	159,825
Stockholders’ equity / assets	10.31%	10.42%	10.69%	10.84%	10.46%
Goodwill	36,820	36,515	36,551	36,464	35,090
Average Balances
Total assets	$1,589,264	$1,550,174	$1,527,863	$1,510,176	$1,516,709
Earning assets	1,432,061	1,397,521	1,376,030	1,358,948	1,364,064
Deposits and interest-bearing liabilities	1,404,065	1,367,421	1,344,186	1,332,005	1,340,179
Loans	1,265,307	1,244,531	1,231,192	1,226,240	1,225,567
Deposits	1,212,486	1,177,594	1,157,793	1,128,765	1,125,641
Stockholders’ equity	165,762	164,751	164,591	161,128	159,314
Stockholders’ equity / assets	10.43%	10.63%	10.77%	10.67%	10.50%
Per Common Share Data
Net Income:
Basic	$0.51	$0.44	$0.51	$0.51	$0.56
Diluted	0.50	0.44	0.50	0.50	0.55
Dividends	0.26	0.25	0.25	0.25	0.25
Market Value:
High	$26.93	$29.64	$30.00	$30.25	$30.70
Low	20.58	23.99	26.71	27.25	26.87
Close	22.02	27.00	29.82	28.70	30.25
Book Value	23.51	23.21	22.94	22.77	22.38
Shares outstanding, end of period (in thousands)	7,059	7,095	7,178	7,227	7,142
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.52%	3.47%	3.58%	3.59%	3.61%
Return on average assets	0.89%	0.80%	0.95%	0.97%	1.04%
Return on average equity	8.52%	7.53%	8.80%	9.08%	9.89%
Efficiency ratio (2)	67.63%	69.16%	66.12%	66.26%	64.64%
Effective tax rate	29.29%	32.62%	32.31%	32.76%	29.54%
Dividend payout ratio (basic)	50.98%	56.82%	49.02%	49.02%	44.64%
(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	1st Qtr 2007	4th Qtr 2006
Loan Portfolio Composition
One to four family residential real estate	$231,921	$230,075	$234,819	$243,632	$250,808
Construction	13,146	15,392	16,346	14,277	17,339
Commercial real estate	601,851	592,914	583,046	579,463	579,860
Commercial	283,072	267,897	255,022	242,543	232,914
Consumer finance	37,743	38,280	40,693	40,857	43,770
Home equity and improvement	128,080	127,641	123,936	123,404	122,789
Total loans	1,295,813	1,272,199	1,253,862	1,244,176	1,247,480
Less:
Loans in process	5,085	6,301	7,761	6,012	6,409
Deferred loan origination fees	1,032	1,026	1,074	1,092	1,182
Allowance for loan loss	13,890	13,427	13,417	13,752	13,579
Net Loans	$1,275,806	$1,251,445	$1,231,610	$1,223,320	$1,226,310

Allowance for loan loss activity
Beginning allowance	$13,427	$13,417	$13,752	$13,579	$14,298
Provision for loan losses	603	671	575	457	318
Credit loss charge-offs:
One to four family residential real estate	33	128	10	85	244
Commercial real estate	135	586	936	146	664
Commercial	7	-	11	81	62
Consumer finance	42	25	23	71	95
Home equity and improvement	30	10	41	-	65
Total charge-offs	247	749	1,021	383	1,130
Total recoveries	107	88	111	99	93
Net charge-offs (recoveries)	140	661	910	284	1,037
Ending allowance	$13,890	$13,427	$13,417	$13,752	$13,579

Credit Quality
Non-accrual loans	$9,217	$8,523	$6,427	$8,211	$7,283
Loans over 90 days past due and still accruing	-	-	-	-	-
Total non-performing loans (1)	9,217	8,523	6,427	8,211	7,283
Real estate owned (REO)	2,460	3,392	3,324	2,581	2,392
Total non-performing assets (1)	$11,677	$11,915	$9,751	$10,792	$9,675
Net charge-offs	140	661	910	284	1,037

Allowance for loan losses / loans	1.08%	1.06%	1.08%	1.11%	1.10%
Allowance for loan losses / non-performing assets	118.95%	112.69%	137.60%	127.43%	140.35%
Allowance for loan losses / non-performing loans	150.70%	157.54%	208.76%	167.48%	186.45%
Non-performing assets / loans plus REO	0.90%	0.94%	0.78%	0.87%	0.78%
Non-performing assets / total assets	0.73%	0.75%	0.63%	0.71%	0.64%
Net charge-offs / average loans (annualized)	0.04%	0.21%	0.30%	0.09%	0.34%

Deposit Balances
Non-interest-bearing demand deposits	$121,563	$109,128	$107,111	$101,089	$106,328
Interest-bearing demand deposits and money market	342,367	330,168	314,923	313,327	306,003
Savings deposits	105,873	98,719	97,004	88,345	74,491
Retail time deposits less than $100,000	509,720	524,347	504,301	498,136	493,594
Retail time deposits greater than $100,000	137,927	142,645	136,319	136,248	140,392
National/Brokered time deposits	408	3,157	7,540	9,174	17,637
Total deposits	$1,217,858	$1,208,164	$1,167,198	$1,146,319	$1,138,445

 (1)   Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.